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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                   Contact: P. Blake Dupuis
                                                                    409-291-2277

            MITCHAM INDUSTRIES RENEWS EXCLUSIVE AGREEMENT WITH SERCEL

HUNTSVILLE, Texas-- December 20, 1999--Mitcham Industries Inc. (Nasdaq:MIND) today announced that it has renewed its Exclusive Equipment Lease Agreement with Sercel, a major manufacturer of 3D seismic equipment. The agreement provides that Sercel will refer short-term leasing customers to Mitcham and that Mitcham will acquire six 408UL 3D data acquisition systems and other field equipment from Sercel over the next three years.

We are very pleased to continue our role as Sercel's worldwide leasing agent and to remain Sercel's exclusive sales representative in Canada under our Commercial Representation Agreement," said Billy F. Mitcham Jr., Mitcham's chief executive officer and president.

We are especially pleased to be able to offer our customers Sercel's new 408UL land seismic data acquisition system, which has all the attributes required for single or three-component recording at a fraction of the cost and weight associated with other systems," Mitcham said.

We have enjoyed an excellent relationship with Mitcham Industries over the past three years," said Thierry Le Roux, Sercel's chief executive officer and president. "We look forward to continuing our relationship with Mitcham as we enter a new phase of growth."

Commenting on Sercel's new seismic data acquisition system T. Le Roux said, "We've been very gratified by the seismic contractors' reception of the new 408UL. Initial response to the system was very positive, but interest in the system has built substantially since its formal introduction at the SEG in November."

Based in Nantes, France, Sercel operates in the United States through Sercel Inc. With the recent union of Sercel and GeoScience-Syntron, Sercel is the world's largest producer of seismic equipment, offering a complete range of seismic products for land, marine, ocean bottom and transition zone applications.

Mitcham Industries Inc. is the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas industry. Mitcham also sells new and "experienced" seismic equipment.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the company's products and services, predicted improvement in energy industry and seismic service industry conditions, the company's future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, and actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a continuing downturn in the oil and gas industry and decreased demand for services; dependence upon additional lease contracts; customer concentration and credit risk; industry consolidation; the risk of technological obsolescence of the company's lease fleet; vulnerability to weather



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conditions and seasonality of results; dependence upon suppliers; risks related to Year 2000 issues; and other factors which are disclosed in the company's Securities and Exchange Commission filings, available from the company without charge. Further, all written and verbal forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by such factors.



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